Exhibit 99.1

EMERGE INTERACTIVE REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

SEBASTIAN, Florida, November 10, 2005 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company focusing on the agricultural, foodservice and healthcare industries, today announced results for the three and nine month periods ending September 30, 2005.

Revenues for the three months and nine months ended September 30, 2005, were $400,000 and $1.5 million respectively, compared to $301,000 and $688,000 in the comparable prior-year periods for year-over-year growth of 33% and 116%, respectively. Net loss for the quarter was $1.6 million, or $0.03 per share, compared to $715,000, or $0.02 per share, in the same quarter last year. Net loss for the nine months was $5.6 million, or $0.11 per share, compared to $3.6 million, or $0.08 per share, in the comparable prior-year period. Included in the net loss for the three and nine months ended September 30, 2004 was a $1.6 million and $3.9 million, respectively, non-cash net gain related to the change in fair value of common stock warrants and additional investment rights issued in connection with the Company’s two equity financings completed during the fourth quarter of 2003 and the first quarter of 2004.

The increase in revenues for the third quarter of 2005, compared to the same period of 2004, primarily reflects increased revenues from the Company’s individual-animal tracking and database management services and associated accessories. The increase in revenues during the nine months ended September 30, 2005 compared to the same period of 2004 primarily reflects higher revenues from: 1) the sale of one Carcass Inspection System (“CIS”) unit that had previously been under a lease agreement, 2) revenue from two CIS units under lease at Cargill Meat Solutions beef processing facilities during 2005 compared to one CIS unit under lease until May 2004, 3) service revenues on the CIS unit sold in the first quarter of 2005, and 4) improved revenues from the Company’s individual-animal tracking and database management services.

Selling, general and administrative expenses for the third quarter 2005 decreased 15% to $1.2 million from $1.4 million in the prior-year quarter, and decreased 20% to $4.0 million from $5.0 million for the nine-month periods ended September 30, 2005 and 2004, respectively. Technology and development expenses for the three months ended September 30, 2005 were $475,000 compared to $708,000 in the prior-year quarter. For the nine months ended September 30, 2005 and 2004, technology and development expenses remained level at $1.7 million for both periods.

Decreased SG&A expenses reflect the Company’s continued implementation of cost control efforts, particularly evident in lower salaries and benefits and professional services expenses. Included in SG&A expenses for the nine months ended September 30, 2005 is a gain on the sale of Professional Cattle Consultants assets of $100,000. The nine-month period ended September 30, 2004 included a non-cash stock compensation expense of $360,000 incurred as the result of accelerating the vesting and extending the expiration date of stock options in accordance with two separation agreements with officers of the Company.

“This has been a very active quarter for eMerge Interactive, and it is timely for us to provide an overall review of the status of our business for investors and shareholders,” said David C. Warren, President and Chief Executive Officer of eMerge Interactive, Inc. “We will provide a comprehensive review in our conference call on November 10, and we encourage interested parties to listen to the call. We have attached an update on the status of our business and various projects that are underway that are important to achieving financial success. These should be reviewed by shareholders and potential investors while considering the risks associated with our financial position discussed below.”

The Company’s stock has been trading below $1 since March 17, 2005, and it is currently not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. On November 1, 2005, the Company received notification that it met the initial listing requirements as of October 31, 2005 (other than the bid price requirement) and has been granted until April 27, 2006 to regain compliance with the Nasdaq bid price requirement. If at any time before April 27, 2006, the bid price of eMerge common stock closes at $1 per share or more for a minimum of ten consecutive business days, the Company will regain compliance. If the Company has not regained compliance by April 27, 2006, Nasdaq will provide written notification that the Company’s stock will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its common stock. Ultimately, non-compliance could result in

Nasdaq delisting the Company’s common stock. Such delisting could have a material adverse effect on the liquidity of the Company’s common stock and could also have a material adverse effect on its ability to raise additional equity capital.

The Company ended the third quarter of 2005 with $4.5 million of cash and cash equivalents. The Company expects to meet its 2005 cash requirements from cash on hand and expected cash flows from operations. However, the Company will also need to seek additional sources of liquidity in order to implement its current business plans in 2006, otherwise it will have to significantly curtail its current business plans in 2006. As previously disclosed, the Company has retained AgriCapital Corporation and B. Riley & Co., in a joint engagement, to advise eMerge management and its Board of Directors regarding alternative strategies concerning liquidity and shareholder value, including potential capital sources, investors, acquirers, licensees, and/or merger partners, for all or part of its business. Subsequent activity has been significant, but has not yielded any specific opportunity that, in the judgment of the Board of Directors, would either generate increased value to shareholders or assure continued liquidity for the Company. AgriCapital, B. Riley, and eMerge management identified and contacted over 100 potential strategic partners, and held detailed discussion with several parties. Although certain discussions remain open, we believe it is unlikely that a significant strategic or financial partnership will develop as a result of this process. The option of continuing to fund the Company’s operations through sale of additional equity was identified as an alternative at the beginning of this process, and is the most likely approach to continued funding of its operations. At the planned rate of expenditures, the Company’s cash would be adequate to fund development and operations through the middle of the second quarter of 2006 without the availability of additional funds. There can be no assurance that the Company will be able to sell additional equity at prices and terms that would be acceptable. If it is unable to sell additional equity or find alternative sources of capital, the Company will be unable to continue operations as currently planned in 2006.

Quarterly Conference Call and Webcast

To participate in the conference call at 10 a.m. Eastern today, please dial (888) 243-6208 (international dialers – (973) 935-2405) approximately ten minutes prior to the call to register, or you can access the Webcast through the Company’s Website address at www.emergeinteractive.com.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company focusing on the agricultural, foodservice and healthcare industries. The Company is developing a broad portfolio of VerifEYE™ contamination detection systems, for use in the foodservice and healthcare markets. The Company’s agricultural products include CattleLog™, a USDA-approved Process Verified Program providing individual-animal data collection and reporting that enables livestock tracking, verification and branding. For more information about eMerge Interactive, including the risks and uncertainties associated with its business, and to view its filings with the Securities and Exchange Commission, please visit www.emergeinteractive.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the rate of adoption of our products and services, our ability to grow revenue and margins, our ability to implement our expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

eMerge Interactive, Inc.

Condensed

Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue	$400,000	$301,000	$1,486,000	$688,000

Cost of revenue (1)	182,000	79,000	759,000	350,000

Gross profit	218,000	222,000	727,000	338,000

Operating expenses:
Selling, general and administrative	1,184,000	1,392,000	4,012,000	5,016,000
Technology and development	475,000	708,000	1,667,000	1,713,000
Depreciation expense	235,000	436,000	905,000	1,424,000

Operating loss	(1,676,000)	(2,314,000)	(5,857,000)	(7,815,000)

Interest and other income (expense), net	41,000	12,000	215,000	334,000
Interest expense	(5,000)	(5,000)	(14,000)	(14,000)
Gain (loss) on disposal of assets	(10,000)	—	(36,000)	11,000
Net (increase) decrease in fair value of common stock warrants and additional investment rights	—	1,597,000	(21,000)	3,926,000

Loss from continuing operations	(1,650,000)	(710,000)	(5,713,000)	(3,558,000)

Discontinued operations:
(Gain) loss from discontinued cattle operations, net of taxes	95,000	(5,000)	116,000	(24,000)

Net loss	$(1,555,000)	$(715,000)	$(5,597,000)	$(3,582,000)

Net loss per common share	$(0.03)	$(0.02)	$(0.11)	$(0.08)

Weighted average number of common shares outstanding – basic and diluted	50,379,331	44,315,656	50,072,570	44,008,113

(1)	Cost of revenue includes a provision for obsolete inventory of $105,000 and $141,000 for the nine months ended September 30, 2005 and 2004, respectively. The provision for 2004 has been reclassified to cost of revenue from selling, general and administrative to conform to the 2005 presentation.

eMerge Interactive, Inc.

Condensed Balance Sheets

(unaudited)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$4,502,000	$5,955,000
Trade accounts receivable, less allowance for doubtful accounts	95,000	245,000
Inventories	309,000	381,000
Other current assets	641,000	610,000

Total current assets	5,547,000	7,191,000

Property, plant and equipment, net of accumulated depreciation	1,268,000	2,356,000
Food safety systems installed at customers, net of accumulated depreciation	503,000	457,000
Other assets	38,000	—

Total assets	$7,356,000	$10,004,000

Liabilities and Stockholders’ Equity

Current liabilities:
Current installments of capital lease obligation	$4,000	$—
Accounts payable	142,000	336,000
Accrued liabilities	504,000	450,000
Advance payments from customers – current portion	867,000	1,084,000

Total current liabilities	1,517,000	1,870,000

Capital lease obligation, excluding current installments	8,000	—
Advance payments from customers - long term	742,000	1,419,000

Total liabilities	2,267,000	3,289,000

Stockholders’ equity:

Common stock	422,000	389,000
Additional paid-in capital	216,296,000	211,755,000
Accumulated deficit	(210,598,000)	(205,001,000)
Treasury stock	(428,000)	(428,000)
Unearned Compensation	(603,000)	—

Total stockholders’ equity	5,089,000	6,715,000

Total liabilities and stockholders’ equity	$7,356,000	$10,004,000

eMerge Interactive, Inc.

Third Quarter 2005 Update

Animal Information Solutions

•	As we indicated in a press release on September 13, eMerge’s CattleLog system was approved as a Process Verified Program (“PVP”) by the USDA for both age and source verification of cattle. Previously our PVP designation had been for source verification only. This is significant because, if the Japanese and U.S. trade representatives agree on terms that would enable resumption of U.S. beef exports to Japan, the use of a PVP-designated program such as CattleLog has been approved as a valid means of meeting Japanese age requirements for beef exported from the U.S.

•	Following the announcement of the approval of the PVP designation for eMerge’s CattleLog system, eMerge has been working with a number of beef packers to promote adoption of the CattleLog system by feedlots that supply the packers. Subsequently, CattleLog has been named by one of the major U.S. beef packers, in particular, as one of the approved options available to suppliers qualifying cattle for export to Japan. Recently, eMerge trained the packer’s field procurement staff and certain key headquarters personnel on the use and functionality of the CattleLog system. A “Japanese Export Verification Fact Sheet” was recently sent from the packer to its feedlot suppliers outlining the requirements for their cattle to become eligible for the Japanese market. In this fact sheet, eMerge’s CattleLog is identified as a PVP system approved for use in qualifying cattle for Japan.

•	In the third quarter, eMerge reached agreement with Loomix Liquid Feeds to support the CattleLog system. Loomix is a major supplier of liquid feeds and supplements whose dealer network encompasses over 200 dealers in 15 Rocky Mountain and High Plains states.

•	To ensure that age-qualified cattle are available to the feedlots, ADM/Alliance Nutrition Feeds, Superior Livestock Auction, Nichols Genetics, and others continued to hold meetings with producers to offer use of CattleLog as a means of age and source verification. Of course, as in the past, we cannot predict the timing or magnitude of demand for source and age verified cattle.

•	The USDA has proposed that the National Animal Identification System (“NAIS”) require mandatory individual-animal identification and data capabilities sufficient to enable 48-hour traceback in the event of a disease outbreak. The timetable proposed by the USDA is to implement mandatory individual animal identification for the entire U.S. cattle herd by 2009, including a system for traceback. Achievement of this goal will require that issues relating to data security, confidentiality, and the relationship between government and industry be successfully resolved. We believe that the NAIS will be implemented and that our data service capabilities and involvement with the supply of age and source verified cattle will play a major role in collecting and transferring the data necessary to implement mandatory animal identification. During the third quarter we continued to work with the NAIS state pilot projects for Texas, Montana, North Dakota and others to contribute to the development of this program.

Food Safety Technology

•	We continue to be disappointed with the sales of our Carcass Inspection System (“CIS”) and Solo units this year. We believe that the poor rate of adoption for these products relates primarily to the following factors:

•	Despite successful introduction and use of the VerifEYE technology as a food safety tool, there has to date been no regulatory pressure from the Food Safety and Inspection Service (“FSIS”) branch of the USDA to mandate adoption of this technology.

•	After E.Coli-based recalls reached an all time high in 2002, by the end of 2004 the incidence of E.Coli 0157:H7 was significantly reduced as a result of improved industry practices.

•	Profit margins in the U.S. beef packing industry have been at historical lows throughout 2004 and 2005, and this has put pressure on capital expenditure funds for new technologies.

To address these issues, we are in the process of taking a number of steps intended to improve the opportunity for success for the VerifEYE products:

•	We are in the process of developing a new illumination system for the CIS unit that will reduce our manufacturing costs with no reduction in the basic efficacy of the system. This “CIS II” product has been tested in our labs and is expected to be ready for field-testing in the first quarter of 2006. The CIS II product will be marketed to packers at a reduced price, compared to the current CIS unit.

•	We are in the process of developing a new “cameraless” version of VerifEYE products. By removing the camera, we believe that the new version will not only be lighter and more mobile, it will provide improved sensitivity and allow us to offer the technology at a reduced price compared to the camera-based system. This new version will not apply to the CIS or CIS II products.

•	Previously announced market research indicated that the camera based version of our HandScan™ device was too large and expensive to be sold in significant quantities to our targeted foodservice and healthcare markets. Therefore we plan to pursue the cameraless approach to provide surface scanning as well as hand scanning for both these markets.

•	As a result of lack of adoption of the Solo product, we recently agreed with SafeLine, a division of Mettler Toledo, to terminate the agreement under which SafeLine was the exclusive distributor for Solo in the U.S., Latin America and certain other countries.

•	As discussed previously, we have identified a fluorescent response from fecal contamination in chickens. During the third quarter, we have developed a preliminary design for a device for use in chicken processing plants, using the cameraless VerifEYE approach. If successful, this will enable a poultry processor to identify contaminated birds in their production lines, and enable those birds to be singled out for further processing. We plan to present this technology to major poultry processors, with the objective of attracting funding for a joint development project.

Corporate

•	We have continued to take steps to reduce expenditures, while preserving our ability to develop our business. These steps include elimination of certain executive and management positions, significant reduction in planned outside testing costs, elimination of outside investor relations advisors and certain outside marketing expenses, and reductions in other support costs. At the same time, like most other companies, we have experienced increases in our medical benefits and related insurance expenses. We plan to continue to keep a sharp focus on expenses, and in 2006 we plan to significantly reduce our facilities expenses when our current lease expires.

In summary, eMerge believes that we are seeing indications that the beef industry is beginning to react to the opportunities that will develop if the Japanese export market reopens. Our efforts over the last two years have placed us in a position to take advantage of these opportunities. In VerifEYE, we are working on several fronts to address cost and product form issues in an effort to enhance adoption in the beef and other industries.

David C. Warren

President and CEO

This update contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the rate of adoption of our products and services, our ability to grow revenue and margins, our ability to implement our expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this update are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The Company undertakes no obligation to provide regular updates to the information contained in this document or to provide similar updates in the future.

Contact: Robert E. Drury, Chief Financial Officer, eMerge (772) 581-9741.